Exhibit 10.1

IHOP CORP.

SERIES A PERPETUAL PREFERRED STOCK
PURCHASE AGREEMENT

This Agreement (this “Agreement”) is made as of July 15, 2007, between IHOP Corp., a Delaware corporation (the “Company”), and MSD SBI, L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, CHLH Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“MergerSub”), and Applebee’s International, Inc., a Delaware corporation (“Target”), pursuant to, and on the terms and subject to the conditions of which, MergerSub will merge with and into Target, with Target surviving (the “Merger”), and each outstanding share of Target (other than shares held by Target or any of Target’s subsidiaries or by MergerSub) automatically shall be canceled in exchange for, and converted into the right to receive, the cash price per share set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, the Company proposes to issue and sell to the Purchaser the aggregate number of shares specified in Section 1.1 hereof of its preferred stock, par value $1.00 per share (the “Preferred Stock”), designated as “Series A Perpetual Preferred Stock” (the “Perpetual Preferred Stock” and, such shares, the “Shares”), having the rights, privileges, preferences and restrictions as set forth in the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions Thereof, of Series A Perpetual Preferred Stock (the “Certificate”) in the form attached to this Agreement as Exhibit A, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the cash proceeds received by the Company from the issuance and sale of the Shares to the Purchaser pursuant to this Agreement will be used by the Company to fund a portion of the Merger Consideration and other costs and expenses of the transactions contemplated by the Merger Agreement; and

WHEREAS, the Shares are being offered and sold to the Purchaser in a private placement without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from the registration requirements under the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.         PURCHASE AND SALE OF THE SHARES

1.1           Agreement to Purchase and Sell.  Upon the basis of the representations, warranties and covenants, and on the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, an aggregate number of Shares to be specified by the Company at least two (2) business days prior to the Closing Date (as defined below) at a purchase price of $1,000 per Share (the “Purchase Price”); provided that such number of Shares shall not be greater than 133,800 or less than 50,000.

1.2           Closing.  The closing of the purchase and sale of the Shares (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, on the date that the Merger becomes effective and the closing of the other transactions contemplated by the Merger Agreement occurs (the “Merger Closing”), or at such other time and place upon which the Company and the Purchaser shall agree (the date of the Closing under this Agreement is hereinafter referred to as the “Closing Date”).

1.3           Delivery and Payment.

(a)           At the Closing, the Company shall deliver or cause to be delivered to the Purchaser (i) a stock certificate or certificates evidencing the number of Shares to be purchased by the Purchaser pursuant to this Agreement, such stock certificate(s) to be in the denomination(s) and issued in the name(s) specified to the Company by the Purchaser, (ii) to the extent not previously paid, the Fee (as defined below), by wire transfer of immediately available funds to an account designated by the Purchaser, (iii) to the extent not previously paid, the Reimbursement Amount (as defined below), by wire transfer of immediately available funds to an account designated by the Purchaser, and (iv) all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith; provided that to the extent not paid prior to the Closing, in lieu of payment of the Fee and/or the Reimbursement Amount, as applicable, as set forth in Section 1.3(a)(ii) and Section 1.3(a)(iii), the amount of such payment or payments, as applicable, may at the request of Purchaser be deducted from the payment required pursuant to Section 1.3(b)(i).

(b)           At the Closing, the Purchaser shall deliver or cause to be delivered to the Company (i) the Purchase Price (net of any deduction pursuant to Section 1.3(a)), by wire transfer of immediately available funds to an account designated by the Company, and (ii) all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

SECTION 2.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in SEC Documents (as defined below) (excluding, in each case, any disclosures set forth in any “forward looking statements” within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or in the correspondingly identified schedule attached hereto, the Company hereby represents and warrants to the Purchaser as follows:

2.1           Incorporation and Organization.  The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) has the requisite corporate power and authority to conduct, operate and carry on its business and operations as currently conducted, and to manage, use, control, own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, assets or liabilities of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

2.2           Issuance and Delivery of Shares.  The Shares have been duly authorized and, when issued by the Company and paid for by the Purchaser in compliance with the provisions of this Agreement, (a) shall be free and clear of any and all liens, security interests, options, claims, encumbrances or restrictions (collectively, “Liens”), except for such restrictions on transfer or ownership as expressly set forth in this Agreement or in the Certificate or otherwise imposed by applicable federal or state securities laws, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws.  The issuance and delivery of the Shares are not subject to any preemptive or similar rights.

2.3           Capital Structure.

(a)           The authorized capital stock of the Company consists of 40,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock.  As of June 29, 2007, (i) 16,835,229 shares of Common Stock were issued and outstanding (not including 6,254,195 shares of Common Stock held in treasury), and no shares of Preferred Stock were issued and outstanding, and (y) 608,106 shares of Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Common Stock.  Except as set forth in Schedule 2.3 hereto, there are no outstanding securities, options, warrants, calls, rights, contracts, commitments, agreements, arrangements or understandings to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or any of its subsidiaries, or any securities convertible into or exercisable or exchangeable for any shares of capital stock or other securities of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, arrangement or understanding.  Except as set forth in Schedule 2.3 hereto, there are no contracts, commitments, agreements, arrangements or understandings to which the Company or any of its subsidiaries is a party, or by which any of them is bound, granting to any person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or requiring the Company to include such securities with Shares registered pursuant to any registration statement.

(b)           The Company has provided to the Purchaser a true and complete copy of (i) the certificate of incorporation of the Company (the “Certificate of Incorporation”) and (ii) the form of the certificate of designations (the “Series B Certificate of Designations”) of the Series B Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series B Convertible Preferred Stock”), which the Company proposes to issue to fund a portion of the Merger Consideration and other costs and expenses of the transactions contemplated by the Merger Agreement.

2.4           Subsidiaries.  Each of the subsidiaries of the Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to conduct, operate and carry on its business and operations as currently conducted, and to manage, use, control, own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All of the outstanding shares of capital stock of, other securities of or other interests in, each of the Company’s subsidiaries are owned by the Company, directly or indirectly through one or more of the Company’s subsidiaries.

2.5           Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by, and this Agreement and each of the transactions contemplated by this Agreement have been validly approved by, the requisite vote of the Company’s Board of Directors.  No other corporate action or proceeding on the part of the Company is necessary for the execution and delivery by the Company of this Agreement, the performance by the

Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by the this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

2.6           Consents and Approvals.  Assuming the accuracy of the representations of the Purchaser set forth in Section 3 hereof, except for the filing of the Certificate with the Secretary of State of the State of Delaware, no registration (including any registration under the Securities Act) or filing with, or any notification to, or any approval, permission, consent, ratification, waiver, authorization, order, finding of suitability, permit, license, franchise, exemption, certification or similar instrument or document (each, an “Authorization”) of or from, any court, arbitral tribunal, arbitrator, administrative or regulatory agency or commission or other governmental or regulatory authority, agency or governing body, domestic or foreign (each, a “Governmental Entity”), or any other person, or under any statute, law, ordinance, rule, regulation or agency requirement of any Governmental Entity (each, a “Law”), on the part of the Company or any of its subsidiaries is required in connection with the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement.

2.7           No Conflict.  The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement or the consummation by the Company of any of the transactions contemplated by this Agreement will not, (a) conflict with, or result in or constitute any violation or breach of or default under, or give rise (either with or without due notice or the passage of time or both or the happening or occurrence of any other event (including through the action or inaction of any person)) to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of (x) the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its subsidiaries or (y) any indenture, loan agreement, mortgage, guarantee, other indebtedness, lease or other agreement, contract, instrument, obligation, understanding or arrangement to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries may be bound, or to which any of the respective properties or assets of the Company or any of its subsidiaries may be subject, (each, a “Contract”); (b) conflict with, or result in or constitute any violation of, any award, decision, judgment, decree, injunction, writ, order, subpoena, ruling, verdict or arbitration award entered, issued, made or rendered by any federal, state, local or foreign government or any other Governmental Entity (each an “Order”), or any Law, applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets; (c) result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the properties or assets of the Company or any of its subsidiaries; or (d) conflict with, or result in or constitute any violation of, or result in the termination, suspension or revocation of, any Authorization applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets, or result in any other impairment of the rights of the holder of any such Authorization, except in the case of clauses (a)(y), (b), (c) and (d), where such conflict, violation, breach, default, termination, amendment, cancellation, acceleration, obligation to repay or loss of benefit, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.8           SEC Documents; Financial Statements.  The Company has filed all required reports, proxy statements, forms, and other documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (collectively, the “SEC Documents”).  Each of the SEC Documents, as of its respective date complied in all material respects with the requirements of the Securities Act and the

Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company and its consolidated subsidiaries included in the SEC Documents (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (b) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments).

2.9           Undisclosed Liabilities.  Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2007 in the ordinary course of business consistent with past practice, (iii) liabilities that, individually and in the aggregate, are immaterial to the Company and its subsidiaries, taken as a whole, (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement or the Merger Agreement, and (v) liabilities or obligations discharged or paid in full prior to the Closing in the ordinary course of business consistent with past practice, the Company and its subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.

2.10         Authorizations; Compliance with Law.  Each of the Company and its subsidiaries has such Authorizations of, and has made all registrations and filings with and notices to, all Governmental Entities as are necessary to manage, use, control, own, lease and operate its properties and assets and to conduct, operate and carry on its business and operations as currently conducted, except where the failure to have any such Authorization or to make any such registration, filing or notice, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is in compliance with all Laws and Orders applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets, or to any Shares, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.11         No Solicitation; No Integration.  Neither the Company nor any of its subsidiaries or affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act or (iii) has issued any securities which would be integrated with the sale of the Shares to such Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings.  Assuming the accuracy of the representations and warranties of the

Purchaser in Section 3 of this Agreement, the offer and sale of the Shares by the Company to the Purchaser pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

2.12         Investment Company Act.  The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.13         Merger Agreement.  The Company has provided to the Purchaser a true and complete copy of the Merger Agreement.

SECTION 3.         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the date hereof, the Purchaser represents and warrants to the Company as follows:

3.1           Authority.  The Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The Purchaser has taken all requisite action to, and no other action or proceeding on the part of the Purchaser is necessary for, the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations under this Agreement or the consummation by the Purchaser of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Purchaser and is enforceable by the Company against the Purchaser in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

3.2           Consents and Approvals.  No Authorization of or from any Governmental Entity or any other person, on the part of the Purchaser, including under the HSR Act, is required in connection with the execution or delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations under this Agreement or consummation by the Purchaser of the transactions contemplated by this Agreement.

3.3           Business and Financial Experience.  By reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Company and who are not compensated by the Company, the Purchaser has the capacity to protect its own interests in connection with the purchase of the Shares.

3.4           Investment Intent; Blue Sky.  The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  The Purchaser understands that the issuance of the Shares has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser’s address set forth in Section 6.2 represents the Purchaser’s true and correct state of domicile, upon which the Company may rely for the purpose of complying with applicable Blue Sky laws. The Purchaser understands that the Company is relying on the statements contained in this Agreement to establish an exemption from registration under federal and state securities laws.  Prior to the Closing, the Purchaser shall promptly notify the Company in writing of any changes in the information set forth in this Agreement with respect to the Purchaser.

3.5           Information and Investment Risk.

(a)           The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s,  transaction” or in a transaction directly with a “market maker,” and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser recognizes that an investment in the Shares involves a high degree of risk, including a risk of total loss of the Purchaser’s investment. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period.

(b)           The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management.  It has also had an opportunity to ask questions of officers of the Company.  It understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects o£ the Company’s business and prospects but were not a thorough or exhaustive description.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement, or the right of the Purchaser to rely thereon.

3.6           Accredited Investor.  The Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.  The Purchaser will have at the Closing sufficient immediately available funds in cash to pay the Purchase Price.

3.7           No Legal, Tax or Investment Advice.  The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed to be necessary or appropriate in connection with its purchase of the Shares, and it relies solely on such advisors and not on any statements or representations of the Company or any of the Company’s agents or representatives with respect to such legal, tax and investment consequences. The Purchaser understands that it, and not the Company, shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

SECTION 4.         CONDITIONS

4.1           Conditions to Each Party’s Obligations.  The Purchaser’s obligation to purchase the Shares at the Closing, and the Company’s obligation to issue and sell the Shares at the Closing, is subject to the satisfaction, or waiver by the Purchaser and the Company, respectively, of the following conditions:

(a)           Merger Closing.  All conditions in Article VII of the Merger Agreement shall have been satisfied or, if permissible, waived by the party entitled to make such a waiver, and the Merger Closing shall have simultaneously occurred.

(b)           No Injunctions or Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or other order that may be entered.

4.2           Conditions to Closing of the Purchaser.  The Purchaser’s obligation to purchase the Shares at the Closing also is subject to the satisfaction, or waiver by the Purchaser, of the following conditions:

(a)           Representations and Warranties.

(i)            Between the date of this Agreement and the Closing, the Company shall not have amended or modified in any material respect any of the terms of the Series B Preferred Stock as set forth in the Series B Certificate of Designations and the Certificate of Incorporation provided to the Purchaser pursuant to Section 2.3(b).

(ii)           The representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.7, 2.11, 2.12 and 2.13 and the first sentence of Section 2.8 of this Agreement shall be true and correct (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case as of such earlier date) as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably to be expected to have a Material Adverse Effect.

(iii)          The Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect set forth in clauses (i) and (ii) of this Section 4.2(a).

(b)           Performance of Obligations of Company.  The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.  The Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)           No Target Material Adverse Effect, Waiver or Amendment.

(i)            Since the date of the Merger Agreement and prior to the Closing, there has not been nor would there reasonably be expected to be a Material Adverse Effect (as defined in the Merger Agreement).

(ii)           Between the date of this Agreement and the Closing, the Company shall not have waived, amended or modified any of its rights or obligations pursuant to the Merger Agreement in any material respect (including any increase in the Merger Consideration).

(d)           Securitization Documents.  The Company shall have confirmed in writing that neither the Perpetual Preferred Stock nor any accrued dividends thereon will be considered Debt of the Co-Issuers or the Securitization Entities for purposes of calculating compliance by the Co-Issuers or the Securitization Entities with existing covenants in the Base Indenture, dated as of March 16, 2007, among IHOP Franchising, LLC, a Delaware limited liability company, IHOP IP, LLC, a Delaware limited liability company, and Wells Fargo Bank, National Association, as trustee, as supplemented by the Series Supplement for the Series 2007-1 Fixed Rate Term Notes, dated March 16, 2007, and the Series Supplement for the Series 2007-2 Variable Funding Notes, dated March 16, 2007 (collectively, the

“Securitization Documents”; capitalized terms used in this paragraph (d) but that are not defined in this Agreement have the respective meanings set forth in the Securitization Documents).

(e)           Filing of Certificate.  The Company shall have filed the Certificate with the Secretary of State of the State of Delaware.

4.3           Conditions to Closing of the Company.  The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction, or waiver by the Company, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of the Purchaser by an authorized officer of the Purchaser to such effect.

(b)           Performance of Obligations of the Purchaser.  The Purchaser shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Purchaser by an authorized officer of the Purchaser to such effect.

SECTION 5.         RESTRICTIONS ON TRANSFER OF SHARES

5.1           Restrictions on Transferability.  The Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom, and in each case in compliance with the terms of this Agreement and the restrictions set forth in the text of the restrictive legend required to be included on the Shares pursuant to Section 5.2 hereof.  The Company shall be entitled to give stop transfer orders to its transfer agent with respect to the Shares in order to enforce the foregoing restrictions.

5.2           Restrictive Legend.  Each certificate representing the Shares will contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN  APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.

To the extent that the circumstances or provisions requiring the above legend have ceased to be effective, the Company will upon request reissue certificates without the legend.

SECTION 6.         MISCELLANEOUS

6.1           Survival of Representations and Warranties; Termination.

(a)           The representations, warranties, covenants and agreements (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) contained in this Agreement shall survive the Closing Date until April 15, 2009; provided that the representations and warranties contained in Sections 2.1, 2.2 and 2.5 shall survive indefinitely.

(b)           This Agreement shall immediately and automatically terminate without any action by the parties hereto in the event that the Merger Agreement is terminated in accordance with its terms at any time prior to the Closing.  This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Purchaser.

(c)           In the event of termination of this Agreement as provided in Section 6.1(b), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Purchaser, except that the provisions of this Section 6.1(c) and Sections 6.2 through 6.13 shall survive such termination; provided, however, that nothing herein shall relieve the Company or the Purchaser from liability for any willful material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

6.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (a) when personally delivered or given by machine-confirmed facsimile, (b) one business day after a writing is delivered to a national overnight courier service or (c) three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, in each case, addressed as follows (or at such other address for a party as shall be specified by like notice):

(i)            in the case of the Company, to:

IHOP Corp.
450 North Brand Boulevard
Glendale, California 91203-2306
Attention:  General Counsel
Facsimile No.:  (818) 637-3131

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attn:  Rodrigo A. Guerra, Esq.
Facsimile No.:  (213) 621-5217

(ii)           in the case of the Purchaser, to:

c/o MSD Capital, L.P.

645 Fifth Ave., 21st Floor

New York, NY 10022

Attention: General Counsel

Facsimile No.: (212)-303-1772

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Andrew J. Nussbaum, Esq.

Fax: (212) 403-2269

6.3           Amendments and Waivers.  No modifications or amendments to, or waivers of, any provision of this Agreement may be made, except pursuant to a document signed by the Company and the Purchaser.

6.4           Interpretation.  When a reference is made in this Agreement to Sections, paragraphs, clauses or Exhibits, such reference shall be to a Section, paragraph, clause or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party.  The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 15, 2007.  The words “hereof,” “herein,” “herewith,”  “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  For the avoidance of doubt, references to “transactions contemplated by this Agreement” and “performance of obligations under this Agreement” (and words of similar import) shall not be deemed to refer to the Merger or to any of the transactions contemplated by the Merger Agreement or to the performance of obligations under the Merger Agreement.

6.5           Fee and Expenses.

(a)           The Company shall pay to an account designated in writing by the Purchaser a cash fee equal to One Million Three Hundred Thirty-Eight Thousand United States Dollars ($1,338,000) (the “Fee”) on the earlier of (x) the Merger Closing and (y) the termination of the Merger Agreement.

(b)           Each party shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including fees of legal counsel; provided, however, that, subject to the receipt of documentation thereof reasonably acceptable to the Company, the Company shall reimburse the Purchaser in cash for any reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement, up to an aggregate of $300,000 (the “Reimbursement Amount”).  The Reimbursement Amount shall be payable by the Company on the earlier of (x) the Merger Closing and (y) the termination of the Merger Agreement.

6.6           Further Assurances.  Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.7           No Third-Party Beneficiaries.  No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder. All representations, warranties or agreements of any Purchaser contained in this Agreement shall inure to the benefit of the Company.

6.8           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. Notwithstanding the foregoing, neither any Purchaser nor the Company shall assign or delegate any of its rights or obligations under this Agreement, provided that the Purchaser may assign its rights, in whole or in part, to an affiliate if it has given prior written notice to the Company.

6.9           Entire Agreement.  This Agreement and all other documents required to be delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.

6.10         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

6.11        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

6.12         Consent to Jurisdiction; Venue; Waiver of Jury Trial.

(a)           Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any court of the State of New York and the Federal courts of the United States located in the State of New York for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in such court.  Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any action relating to the transactions contemplated hereby, on behalf of itself or its property, by the personal delivery of copies of such process to such party hereto.  Nothing in this Section 6.12(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12(c).

6.13         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

IHOP CORP.

By:	/s/ Thomas Conforti
Name: Thomas Conforti
Title: Chief Financial Officer

[Signature Page to Perpetual Preferred Stock Purchase Agreement]

MSD SBI, L.P.

By:	MSD Capital, L.P.,
its general partner
By:	MSD Capital Management LLC,
its general partner

By:	/s/ Marc R. Lisker
Name: Marc R. Lisker
Title: Manager and General Counsel

[Signature Page to Perpetual Preferred Stock Purchase Agreement]

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS,
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,
OF
SERIES A PERPETUAL PREFERRED STOCK

[attached]

IHOP CORP.

CERTIFICATE OF DESIGNATIONS
OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS,
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,
OF
SERIES A PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

IHOP Corp., a Delaware corporation (the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), by unanimous written consent dated as of [          ], 2007, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation’s Restated Certificate of Incorporation, effective as of July 30, 1992 (as it may be amended from time to time, subject to the provisions of this Certificate, the “Certificate of Incorporation”), the Board of Directors does hereby create, authorize and provide for the issuance, out of the authorized but unissued shares of the preferred stock, par value $1.00 per share, of the Corporation (“Preferred Stock”), of a new series of Preferred Stock to be designated “Series A Perpetual Preferred Stock” (the “Perpetual Preferred Stock”), to consist of [           (      )](1) shares, par value $1.00 per share, of which the preferences and rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:

Section 1.       Ranking.  Shares of Perpetual Preferred Stock shall rank prior to shares of Common Stock and any other Junior Securities with respect to the payment of dividends and distributions and in the liquidation, dissolution or winding up, and upon any distribution of the assets of, the Corporation.  Unless specifically designated as junior to the Perpetual Preferred Stock with respect to the payment of dividends and distributions, in the liquidation, dissolution, winding up, or upon any other distribution of the assets of, the Corporation, all other series of Preferred Stock of the Corporation, including the Series B Convertible Preferred Stock, shall rank on a parity with the Perpetual Preferred Stock with respect to such dividends and distributions, in such liquidation, dissolution or winding up, and upon any such distribution of the assets of, the Corporation, as applicable.

Section 2.               Dividends.

2A.          Dividend Rate.  Each holder of a share of Perpetual Preferred Stock shall be entitled to receive dividends on such share of Perpetual Preferred Stock, if, as, and when such dividends are declared by the Board of Directors, out of funds legally available for the payment of dividends, at the

(1)                     To be determined by the Company at least two business days prior to Closing, as set forth in the Stock Purchase Agreement.

rate set forth below (the “Dividend Rate”), subject in each case to any applicable increase pursuant to Section 2E, for the applicable period set forth below of:

(i)            ten percent (10%) per annum (computed on the Stated Value of such share) for each of the following periods (each, a “10% Quarterly Dividend Period”):  (x) the period from and including the date of issuance of such share (the “Issue Date”) to and including [          ], 2007(2) (the “Initial 10% Dividend Period”), (y) each of the [seven](3) Quarterly Dividend Periods (as defined below) thereafter, and (z) the period from and including [          ], 2009(4) to and including [          ], 2009(5) (the “Final 10% Dividend Period”),

(ii)           twelve percent (12%) per annum (computed on the Stated Value of such share) for each of the following periods (each, a “12% Quarterly Dividend Period”):  (x) the period from and including the second anniversary of the Issue Date to and including [          ], 200[9](6) (the “Initial 12% Dividend Period”), (y) each of the [thirty-one](7) Quarterly Dividend Periods thereafter, and (z) the period from and including [          ], 2017(8) to and including [          ], 2017(9) (the “Final 12% Dividend Period” and, together with the Final 10% Dividend Period, a “Final Dividend Period”), and

(iii)          the greater of (x) fifteen percent (15%) per annum (computed on the Stated Value of such share) and (y) a percentage per annum (computed on the Stated Value of such share) equal to the Treasury Rate plus five percent (5%) for each of the following periods (each, a “15% Quarterly Dividend Period” and, together with the 10% Quarterly Dividend Periods and the 12% Quarterly Dividend Periods, a “Quarterly Dividend Period”):  (x) the

(2)       This date shall be the first March 31, June 30, September 30 or December 31, as applicable, after the Issue Date.  Therefore, if the Issue Date is not April 1, July 1, October 1 or January 1, then the Initial 10% Dividend Period will be a short period (i.e., less than 90 days).

(3)       Following the Initial 10% Dividend Period, dividends will be paid on the regularly scheduled Dividend Payment Dates referred to in Section 2B below (i.e., March 31, June 30, September 30 and December 31).  If the second anniversary of the Issue Date falls between these periods, then the Final 10% Dividend Period will be a short period (i.e., less than 90 days), commencing on the January 1, April 1, July 1 or October 1 immediately preceding the second anniversary and ending on but not including the second anniversary.

(4)       This date shall be the first January 1, April 1, July 1 or October 1, as applicable, immediately preceding the second anniversary of the Issue Date.

(5)       The day immediately preceding the second anniversary of the Issue Date.

(6)       This date shall be the first March 31, June 30, September 30 or December 31, as applicable, after the second anniversary of the Issue Date.

(7)       Following the Initial 12% Dividend Period, dividends will be paid on the regularly scheduled Dividend Payment Dates referred to in Section 2B below (i.e., March 31, June 30, September 30 and December 31).  If the tenth anniversary of the Issue Date falls between these periods, then the Final 12% Dividend Period will be a short period (i.e., less than 90 days), commencing on the January 1, April 1, July 1 or October 1 immediately preceding the tenth anniversary and ending on but not including the tenth anniversary.

(8)       This date shall be the first January 1, April 1, July 1 or October 1, as applicable, immediately preceding the tenth anniversary of the Issue Date.

(9)       The day immediately preceding the tenth anniversary of the Issue Date.

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period from and including the tenth anniversary of the Issue Date to and including [          ], 200[17](10) (the “Initial 15% Dividend Period” and, together with the Initial 10% Quarterly Dividend Periods and the Initial 12% Quarterly Dividend Periods, an “Initial Dividend Period”), and (y) for each Quarterly Dividend Period thereafter, in each case, to and including the first to occur of (i) the date on which the Stated Value of such share (plus all accrued and unpaid dividends thereon up to but not including the date of payment) is paid to the holder thereof in connection with the liquidation, dissolution or winding up, or distribution of the assets of, of the Corporation or (ii) the date of the redemption of such share by the Corporation.

2B.          Quarterly Dividend Periods.  Unless otherwise specified in Section 2A, Quarterly Dividend Periods shall commence on January 1, April 1, July 1 and October 1 in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period.  Dividends on shares of Perpetual Preferred Stock shall be payable on March 31, June 30, September 30 and December 31 of each year (a “Dividend Payment Date”), commencing [          ], 2007(11); provided, that the Corporation may elect to accumulate any dividends payable after the first anniversary of the Issue Date as provided in Section 2C instead of paying such dividends in cash on the applicable Dividend Payment Date (such accumulated dividends, the “Accumulated Dividends”), and such Accumulated Dividends shall constitute Passed Dividends pursuant to Section 2C but such accumulation shall not constitute a default under, or a failure to pay a dividend, for purposes of this Certificate, provided that, for the avoidance of doubt, Section 6B shall apply so long as there are accrued and unpaid Accumulated Dividends.  Each such dividend shall be paid to the holders of record of the Perpetual Preferred Stock as such holders shall appear on the stock register of the Corporation on the record date for such dividend, which record date shall not be more than forty-five (45) days nor fewer than ten (10) days preceding such Dividend Payment Date as shall be fixed by the Board of Directors or a duly authorized committee thereof.  The quarterly dividend on a share of Perpetual Preferred Stock for each Initial Dividend Period, each Final Dividend Period and any other partial Quarterly Dividend Period shall be prorated based on the number of days during such period as a proportion of ninety (90).

2C.          Accumulated Dividends.  If, on any Dividend Payment Date, the holder of record (for such Dividend Payment Date) of a share of Perpetual Preferred Stock shall not have received in cash the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 2 (such unpaid dividends that have accrued and were required to be paid, but remain unpaid, on a Dividend Payment Date, together with any accrued and unpaid Accumulated Dividends, the “Passed Dividends”), then such Passed Dividends shall accumulate on such outstanding share of Perpetual Preferred Stock, whether or not there are funds legally available for the payment thereof or such Passed Dividends are declared by the Board of Directors, and until such Passed Dividends have been paid, the Dividend Rate shall be computed on the sum of the Stated Value plus such unpaid Passed Dividend.  In the event that Passed Dividends shall have accrued but remain unpaid for two consecutive Quarterly Dividend Periods (each such Quarterly Dividend Period, a “Passed Quarter”), the Dividend Rate shall, as of the end of such two-Passed Quarters period, prospectively increase by two percent (2.0%) per annum, and the Dividend Rate shall further increase prospectively by

(10)     This date shall be the first March 31, June 30, September 30 or December 31, as applicable, after the tenth anniversary of the Issue Date.

(11)     This date shall be the first March 31, June 30, September 30 or December 31, as applicable, after the Issue Date.

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two percent (2.0%) per annum as of the end of each subsequent two-Passed Quarters period with respect to which Passed Dividends shall have accrued but remain unpaid; provided, however, that, subject to Section 2E, under no circumstances shall the Dividend Rate applicable at any time prior to the tenth (10th) anniversary of the Issue Date exceed sixteen percent (16%) per annum, and provided further, that upon payment by the Corporation of all accrued and unpaid Passed Dividends, the Dividend Rate shall thereupon automatically be reduced prospectively to the applicable Dividend Rate per annum set forth in Section 2A above, subject to successive increases and reductions as provided by this Section 2C.

2D.          Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Perpetual Preferred Stock or any Parity Securities, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Perpetual Preferred Stock or such Parity Securities, as applicable, held by each such holder.

2E.           Increase Amounts.

(i)            Notwithstanding anything in this Certificate to the contrary, if, as of the Issue Date, since December 31, 2006 there shall have occurred a material adverse effect on the business, condition (financial or otherwise), operations, assets or liabilities of the Corporation and its existing subsidiaries (which for the avoidance of doubt excludes Applebee’s International, Inc., a Delaware corporation, and each of its subsidiaries), taken as a whole, then (x) the Dividend Rates applicable from time to time pursuant to this Certificate shall in each case be increased by two percent (2%) per annum and (y) the maximum Dividend Rate payable prior to the tenth (10th) anniversary of the Issue Date shall be eighteen percent (18%) per annum.

(ii)           Notwithstanding anything in this Certificate to the contrary, if, as of the Issue Date, any of the representations and warranties of the Corporation (which for the avoidance of doubt excludes Applebee’s International, Inc., a Delaware corporation, and each of its subsidiaries) set forth in that certain Stock Purchase Agreement between the Corporation and MSD SBI, L.P., a Delaware limited partnership, shall fail to be true and correct in any material respect as of the Issue Date as though made on and as of the Issue Date (except to the extent (x) that any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall fail to be true and correct in all respects and (y) any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), then (x) the Dividend Rates applicable from time to time pursuant to this Certificate shall in each case be increased by one percent (1%) per annum and (y) the maximum Dividend Rate payable prior to the tenth (10th) anniversary of the Issue Date shall be seventeen percent (17%) per annum.

(iii)          If (A) any condition or event exists as of the Issue Date that is described in more than one of clauses (i) and (ii) above, or (B) more than one of the conditions or events described in clause (i) and (ii) exist as of the Closing Date, then only clause (i) shall be deemed to apply.

Section 3.               Liquidation.  Upon any liquidation, dissolution or winding up, or any other distribution of the assets, of the Corporation (whether voluntary or involuntary), each holder of Perpetual Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Stated Value of all shares of Perpetual Preferred Stock held by such holder (plus all accrued and unpaid dividends thereon up to but not including the date of payment), and the holders of Perpetual Preferred Stock shall not be entitled to any further payment in respect thereof.  If upon any such liquidation, dissolution or winding up of the

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Corporation the Corporation’s assets to be distributed among the holders of the Perpetual Preferred Stock and any Parity Securities are insufficient to permit payment to such holders of the Perpetual Preferred Stock of the aggregate amount which they are entitled to be paid under this Section 3 and such holders of Parity Securities of the aggregate amount which they are entitled to be paid in accordance with the terms of such Parity Securities, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among the holders of the Perpetual Preferred Stock and any Parity Securities, in accordance with the full respective preferential payments that would be payable on such shares of Perpetual Preferred Stock and such shares of Parity Securities if all amounts payable thereon were payable in full.  Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 or any other section of this Certificate.

Section 4.               Redemptions.

4A.          Optional Redemption.

(i)            Except as described in Section 4B below, shares of Perpetual Preferred Stock will not be redeemable by the Corporation prior to the first anniversary of the Issue Date.  On and after the first anniversary of the Issue Date, the Corporation may redeem the outstanding shares of Perpetual Preferred Stock, in whole or (subject to the following paragraph (ii) and the proviso of this paragraph (i)) in part, upon not less than fifteen (15) nor more than sixty (60) days’ notice, for cash at the redemption prices (expressed as percentages of Stated Value) set forth below plus accrued and unpaid dividends on the shares of Perpetual Preferred Stock redeemed, up to but not including the applicable redemption date, if redeemed during the period indicated below; provided that if fewer than all of the outstanding shares of Perpetual Preferred Stock are to be redeemed, then such redemption shall be in an aggregate Stated Value of no less than $50,000,000 and the aggregate Stated Value of outstanding shares of Perpetual Preferred Stock not redeemed shall be greater than $50,000,000:

Period	Percentage

First anniversary of the Issue Date to but not including the second anniversary of the Issue Date	104.0%
Second anniversary of the Issue Date to but not including the third anniversary of the Issue Date	103.0%
Third anniversary of the Issue Date to but not including the fourth anniversary of the Issue Date	102.0%
On and after the fourth anniversary of the Issue Date	100.0%

(ii)           In the event that at any time fewer than all of the outstanding shares of Perpetual Preferred Stock are to be redeemed, either the shares to be redeemed shall be selected by lot or the redemption shall be made pro rata in proportion to the number of shares held by each holder of Perpetual Preferred Stock.  In no event, however, may the Corporation redeem fewer than all outstanding shares of Perpetual Preferred Stock unless all accrued and unpaid dividends on all then outstanding shares of Perpetual Preferred Stock have been paid as of the immediately preceding Dividend Payment Date.

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4B.          Mandatory Redemption.  Upon the occurrence of a Change of Control, unless prohibited by applicable law, the Corporation shall redeem all then outstanding shares of Perpetual Preferred Stock for cash at the redemption price per share corresponding to the timing of such Change of Control, as indicated below; provided that in the event that any shares of Perpetual Preferred Stock are not redeemed upon the occurrence of a Change of Control pursuant to this Section 4B because of a prohibition under applicable law, the Corporation shall use its reasonable best efforts to cause such prohibition not to apply and shall redeem such shares as soon as such prohibition no longer applies:

Timing of Change of Control	Redemption Price

Prior to but not including the first anniversary of the Issue Date	104.0% of the Stated Value, plus the amount of dividends that have accrued or would have accrued up to but not including the first anniversary of the Issue Date but that have not been previously paid
First anniversary of the Issue Date to but not including the second anniversary of the Issue Date	104.0% of the Stated Value, plus accrued and unpaid dividends up to but not including the redemption date
Second anniversary of the Issue Date to but not including the third anniversary of the Issue Date	103.0% of the Stated Value, plus accrued and unpaid dividends up to but not including the redemption date
Third anniversary of the Issue Date to but not including the fourth anniversary of the Issue Date	102.0% of the Stated Value, plus accrued and unpaid dividends up to but not including the redemption date
On and after the fourth anniversary of the Issue Date	100.0% of the Stated Value, plus accrued and unpaid dividends up to but not including the redemption date

In the event that the Corporation fails to make any applicable redemption payment required to be made by this Section 4B when such payment is required to be made by this Section 4B, then (i) the applicable redemption price with respect to each share of Perpetual Preferred Stock shall be automatically increased by an amount equal to five percent (5%) of the Stated Value and (ii) until such time as the Corporation makes such redemption payment (as so increased by this paragraph), dividends on the shares of Perpetual Preferred Stock called for redemption shall continue to accrue on and after the redemption date at the then applicable Dividend Rate (including any applicable increases to the then applicable Dividend Rate pursuant to Section 2C).

In the event that any indenture or agreement relating to indebtedness for borrowed money of the Corporation would prohibit the Corporation from redeeming the Perpetual Preferred Stock pursuant to this Section 4B upon the occurrence of a Change of Control, then the Corporation shall, not later than the occurrence of such Change of Control, either obtain any requisite consents under such indenture or agreement relating to indebtedness for borrowed money to permit the redemption of the

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Perpetual Preferred Stock pursuant to this Section 4B or shall repay the outstanding indebtedness under such indenture or agreement relating to indebtedness for borrowed money.

4C.          Notice of Redemption.  The Corporation shall mail written notice of any redemption pursuant to this Section 4, postage prepaid, at least fifteen (15) days but not more than sixty (60) days prior to the redemption date, to each holder of record of shares of Perpetual Preferred Stock to be redeemed at such holder’s address appearing on the stock register of the Corporation.  Each such notice shall state (i) the date fixed for such redemption, (ii) the place or places where certificates for the shares of Perpetual Preferred Stock called for redemption are to be surrendered for payment, (iii) the redemption price, (iv) that unless the Corporation defaults in making the redemption payment, dividends on the shares of Perpetual Preferred Stock called for redemption shall cease to accrue on and after the redemption date, and (v) that if fewer than all of the shares of Perpetual Preferred Stock owned by such holder are then to be redeemed, the number of shares which are to be redeemed.

If the notice of redemption shall have been so mailed and if prior to the date of redemption specified in such notice all funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of Perpetual Preferred Stock to be redeemed, with a bank or trust company named in such notice doing business in New York, New York, and having capital surplus and undivided profits of at least $500,000,000, then, without awaiting the redemption date, all shares of Perpetual Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made thereupon shall, notwithstanding that any certificate for shares of Perpetual Preferred Stock shall not have been surrendered for cancellation, be deemed no longer to be outstanding, and all rights with respect to such shares of Perpetual Preferred Stock forthwith upon such deposit in trust shall cease and terminate, except for the right of the holders thereof on or after the redemption date to receive out of such deposit the amount payable upon the redemption, without interest.  If the holders of any shares of Perpetual Preferred Stock which have been called for redemption shall not within two (2) years (or any longer period required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, then such bank or trust company shall, if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and thereupon shall be relieved of all responsibility in respect thereof; and thereafter the holders of such shares shall, subject to applicable unclaimed property laws, look only to the Corporation for payment of the redemption price for such shares, without interest.  Upon surrender, in accordance with such notice, of the certificates for any shares so redeemed, the applicable redemption price shall be paid in cash by wire transfer of immediately available funds to an account or accounts designated by such holder of Perpetual Preferred Stock.  In the event that less than all of the shares of Perpetual Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be promptly issued to the holder thereof without cost to such holder.

4D.          Status of Shares.  Shares of Perpetual Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation shall, after such acquisition, have the status of authorized but unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock, other than as shares of Perpetual Preferred Stock.

Section 5.               Voting Rights. The holders of Perpetual Preferred Stock shall have no right to vote on any matters to be voted on by the stockholders of the Corporation except (i) as required by applicable law, (ii) as set forth in Section 11 hereof, and (iii) that the holders of the Perpetual Preferred Stock shall be entitled to vote as a separate class, with each share of Perpetual Preferred Stock being entitled to one vote, with respect to any proposed amendment to the Corporation’s Certificate of Incorporation that would (1) alter or change the powers, preferences or special rights of the shares of Perpetual Preferred Stock, or (2) adversely affect in any material respect the rights of such holders.

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Section 6.               Negative Covenants.

6A.          No Prohibition on Dividends. So long as any shares of Perpetual Preferred Stock are issued and outstanding, the Corporation shall not enter into any agreement which, by its terms (other than in the event of a breach of, or a default under, such agreement), would prohibit the payment of dividends on the Perpetual Preferred Stock; provided that the bridge credit facilities (collectively, the “Bridge Facility”) described in the Commitment Letter (the “Commitment Letter”) dated as of July 15, 2007, among, the Corporation, CHLH Corp., Lehman Brothers Inc., Lehman Brothers Commercial Bank and Lehman Commercial Paper Inc. may, for so long as the Bridge Facility remains outstanding, prohibit the payment of cash dividends on the Perpetual Preferred Stock on any Dividend Payment Date on or after the first anniversary of the Issue Date to the extent that (in each case as set forth in the Commitment Letter)  (x) the amount of any such dividends would cause the limitation on aggregate restricted payments of $17,400,000 for each annual period commencing on the first anniversary of the Issue Date and ending on the day immediately preceding the next anniversary of the Issue Date to be exceeded or (y) immediately before or after giving effect to such payment the Corporation shall not be in compliance with the agreed upon cash interest coverage ratio set forth in the Bridge Facility (provided that the ratio applicable at any time under such test shall be the same as the ratio applicable at such time under the minimum cash interest coverage ratio financial covenant).

6B.          Redemption Default; Passed Dividends.  In the event of a failure by the Corporation to make any applicable redemption payment required to be made pursuant to Section 4B when such payment is required to be made pursuant to Section 4B, or a Passed Dividend (including any Accumulated Dividend), until such time as such requried redemption payment has been made or the payment has been made with respect to all Passed Dividends, as applicable, the Corporation shall not, without the prior written consent of the holders of a majority of the outstanding shares of Perpetual Preferred Stock: (i) redeem, purchase or otherwise acquire any Junior Securities or Parity Securities, nor shall the Corporation pay or declare any dividend or make any distribution upon any Junior Securities or Parity Securities (other than dividends or distributions payable in-kind, including through accretion of the stated value of such securities, in accordance with the terms of such securities); (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Person or division thereof, other than acquisitions not to exceed $30,000,000 on an aggregate basis during the period in which such Passed Dividends or redemption payment, as applicable, remain unpaid; or (iii) incur capital expenditures in excess of $20,000,000 in any consecutive twelve-month period commencing after the occurrence of such Passed Dividend or redemption payment, as applicable.

6C.          No Issuance of Senior or Parity Preferred Stock.  So long as any shares of Perpetual Preferred Stock are issued and outstanding, the Corporation shall not, without the prior written consent of the holders of at least a majority of the then outstanding shares of Perpetual Preferred Stock, issue any series of Preferred Stock ranking senior to or on a parity with the Perpetual Preferred Stock with respect to the payment of dividends or distributions, redemption or in the liquidation, dissolution or winding up, or upon any distribution of the assets of, the Corporation.

Section 7.               Transfer Restrictions.

(i)            None of the shares of Perpetual Preferred Stock may be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom, and in each case in compliance with the terms of this Certificate and the restrictions set forth in the text of the restrictive legend required to be set forth on the Shares pursuant to clause (ii) of this Section 7.  The Corporation

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shall be entitled to give stop transfer orders to its transfer agent with respect to the shares of Perpetual Preferred Stock in order to enforce the foregoing restrictions.

(ii)           Each certificate representing shares of Perpetual Preferred Stock shall contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.

To the extent that the circumstances or provisions requiring the above legend have ceased to be effective, the Corporation will upon request reissue certificates without the legend.

Section 8.               Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of Perpetual Preferred Stock.  Upon the surrender of any certificate representing Perpetual Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Perpetual Preferred Stock represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares of Perpetual Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Perpetual Preferred represented by such new certificate from the date to which dividends have been fully paid on such Perpetual Preferred Stock represented by the surrendered certificate.

Section 9.               Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Perpetual Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Perpetual Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

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Section 10.     Definitions.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

“Certificate” means this Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Series A Perpetual Preferred Stock, and Qualifications, Limitations and Restrictions Thereof.

“Change of Control” means the occurrence of any of the following:

(1)           the acquisition by any Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Corporation entitling such person to exercise 50% or more of the total voting power of all shares of Voting Stock of the Corporation, other than (a) any such acquisition by the Corporation, any wholly owned subsidiary of the Corporation (provided that the “holding company condition is satisfied” (as defined below), if applicable) or any employee benefit plan of the Corporation or (b) any such acquisition by any holding company which after the occurrence of such acquisition owns 100% of the total voting power of all shares of Voting Stock of the Corporation and as a result of which the “holding company condition is satisfied” (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company);

(2)           any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation, or any conveyance, sale, transfer, share exchange, lease (other than a mere grant of security interest) or other disposition of all or substantially all of the assets of the Corporation to another Person, other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Corporation unless the “holding company condition is satisfied,” (y) pursuant to which the holders of 50% or more of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation or Person to whom all or substantially all of the Corporation’s assets were transferred, immediately after such transaction and (z) in addition, in the case of a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, the holders of 50% or more of the shares of the Corporation’s capital stock immediately prior to such transaction hold, directly or indirectly, 50% or more of the shares of capital stock of the Person to whom all or substantially all of the Corporation’s assets were transferred, immediately after such transaction; (b) any transaction which is effected solely to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock of the surviving entity), and as a result of which the “holding company condition is satisfied”, if applicable; and (c) any such transaction with a holding company which after the occurrence of such transaction owns 100% of the total voting power of all shares of Voting Stock of the Corporation (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), and as a result of which the “holding company condition is satisfied”;

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(3)           the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(4)           with respect to any indenture or agreement relating to indebtedness for borrowed money of the Corporation or its significant subsidiaries in an aggregate outstanding principal amount in excess of $100,000,000, any event that, absent a waiver or consent of the obligees (however denominated) under such indenture or agreement, would (a) constitute a change in control (however denominated) with respect to the Corporation under and as defined in such indenture or agreement and (b) result under the terms of such indenture or agreement in an accelerated obligation to repay such indebtedness as a result of such change in control (however denominated).

“Common Stock” means the Corporation’s common stock, par value $.01 per share.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:  (1)  was a member of such Board of Directors on the date of this Certificate; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“holding company condition is satisfied” means that the Perpetual Preferred Stock and any other series of Preferred Stock, in each case, outstanding immediately prior to the applicable transaction that remains outstanding immediately after such transaction, have become direct obligations of the Person acquiring voting power over Voting Stock of the Corporation or becoming a surviving entity or the Person to whom all or substantially all of the assets of the Corporation are transferred, as applicable, and that the Corporation (to the extent that it still exists) shall have guaranteed the performance of the obligations of such Person with respect to the Perpetual Preferred Stock (to the extent that it remains outstanding immediately following such transaction).

“Junior Securities” means any shares of Common Stock of the Corporation and any shares of Preferred Stock specifically designated as junior to the Perpetual Preferred Stock with respect to the payment of dividends and distributions, in the liquidation, dissolution, winding up, or upon any other distribution of the assets of, the Corporation.

“Parity Securities” means any shares of Preferred Stock, including the Series B Convertible Preferred Stock, or other equity securities of the Corporation that do not by their terms expressly provide that they rank senior to or junior to the Perpetual Preferred Stock with respect to the payment of dividends and distributions, in the liquidation, dissolution, winding up, or upon any other distribution of the assets of, the Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“redemption date” as to any share of Perpetual Preferred Stock means the applicable date specified herein in the case of any redemption; provided that no such date shall be a redemption date unless the applicable redemption price is actually paid in full on such date, and if not so paid in full, the redemption date shall be the date on which such amount is fully paid.

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“Stated Value” of any share of Perpetual Preferred Stock as of any particular date shall be equal to $1,000.  For the avoidance of doubt, no dividend paid on any share of Perpetual Preferred Stock shall constitute an offset to or credit against such share’s Stated Value.

“Treasury Rate” for a Quarterly Dividend Period means the annual yield to maturity of U.S. Treasury securities with a ten-year maturity, as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available prior to the last Business Day of such Quarterly Dividend Period (or, if such Statistical Release is no longer published, any publicly available source of similar data).

“Voting Stock” of a Person means capital stock of such Person entitled to vote generally in the elections of directors of such Person.

Section 11.             Amendment and Waiver.  No amendment, modification, alteration, repeal or waiver of any provision of Sections 1 to 10 hereof or this Section 11 shall be binding or effective without the prior written consent of the holders of a majority of the shares of Perpetual Preferred Stock outstanding at the time such action is taken.

Section 12.             Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

[signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions Thereof, of Series A Perpetual Preferred Stock of IHOP Corp. to be executed by [          ], its [          ], this [    ] day of [     ] 200[   ].

IHOP CORP.

By:
Name:
Title: